FOURTH AMENDMENT TO EMPLOYMENT AND
NON-SOLICITATION AGREEMENT

THIS FOURTH AMENDMENT TO EMPLOYMENT AND NON-SOLICITATION AGREEMENT (“Fourth Amendment”), dated this 27th day of April, 2017, is entered into by and between DELTA APPAREL, INC., a Georgia corporation (“Company”), and Robert W. Humphreys, a South Carolina resident (“Executive”).

WHEREAS, Executive and the Company entered into an Employment and Non-Solicitation Agreement, dated June 10, 2009 (as at any time amended, restated, modified, or supplemented, the “Agreement”), providing for the terms of Executive's employment with the Company. The Company and Executive desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Section 2(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b) Incentive Bonus. During the term of Executive’s employment with the Company pursuant to this Agreement, Executive shall be entitled to participate in the Company’s Short-Term Incentive Compensation Plan as in effect from time to time. The Executive’s Short-Term Incentive Compensation base during fiscal year 2017 is $650,000 and will remain at $650,000 during fiscal years 2018, 2019 and 2020. Calculation of the Executive’s Short-Term Incentive Compensation will be the same as approved annually by the Board of Directors for the Delta Apparel, Inc. Short-Term Incentive Compensation Plan participants. The maximum payout to the Executive from the Short-Term Incentive Compensation Plan is $1,500,000 for any single fiscal year. Any cash compensation payable under this paragraph shall be referred to as “Incentive Compensation” in this Agreement.

2.    Section 2(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c) Performance Units. During the remaining portion of the term of Executive's employment with the Company pursuant to this Agreement, Executive will participate in the Delta Apparel, Inc. 2010 Stock Plan (“Plan”).

Previously Granted Fiscal Year 2017 Performance Units. The Company previously granted to Executive 52,000 Performance Units in connection with the Company's fiscal year ending September 30, 2017, and pursuant to the terms of the Plan and the separate terms of a Performance Unit Award Agreement between the Executive and the Company governing such grant. That grant remains subject to all of the terms and conditions of the applicable Performance Unit Award Agreement and the Plan.

Fiscal Year 2018, 2019 & 2020 Performance Units. Pursuant to the terms of the Plan, Executive will receive a grant of 126,000 Performance Units, with 42,000 of such Performance Units eligible to vest upon the filing of the Company's Annual Report on Form 10-K with the SEC for each of the Company's fiscal years 2018, 2019 and 2020, based solely on the achievement, as determined by the Compensation Committee, of objective performance goals based on the Company's one-year average return on capital employed ("ROCE") in the applicable fiscal year. This grant will be provided under and subject to the separate terms of a Performance Unit Award Agreement between the Executive and the Company, and the Plan. Pursuant to the Performance Unit Award Agreement: (i) a 7% one-year average ROCE will entitle Executive to vest with respect to 100% of the target number of shares; (ii) a 3% one-year average ROCE will entitle Executive to vest with respect to 20% of the target number of shares; (iii) Executive will not vest in any of the shares if the one-year average ROCE is less than 3%; (iv) a one-year average ROCE of 12% or more will entitle Executive to vest with respect to 120% of the target number of shares, which is the maximum number of shares that can be earned under the grant; (v) if the one-year average ROCE is between 3% and 7%, Executive is entitled to vest with respect to a pro rata number of shares, based on the actual one-year average ROCE; and (vi) if the one-year average ROCE is between 7% and 12%, Executive is entitled to vest with respect to a pro rata number of shares, based on the actual one-year average ROCE. Notwithstanding the foregoing or anything to the contrary contained herein, the maximum amount that Executive may be awarded in any fiscal year pursuant to the Performance Unit Award Agreement is subject to the limitations set forth in Section 7(c) of the Plan, and Executive will forfeit any awards in excess of such limitations in which he vests in any fiscal year as well as any related shares or cash awards to which he is otherwise entitled in connection with such excess awards.

With respect to any such Performance Units that vest upon the filing of the Company's Annual Report on Form 10-K with the SEC for fiscal years 2018, 2019 or 2020, Executive will receive shares of Company stock equal to the value of the aggregate number of such vested Performance Units.

Any conflict or inconsistency between this Agreement and the terms of any Performance Unit Award Agreement or Plan will be governed by the terms of the applicable Performance Unit Award Agreement or Plan.

In the event that Executive's employment is terminated by the Company other than for Cause as defined in Section 4(b) of the Agreement, subject to satisfaction of the applicable performance criteria, the full award will be made for the fiscal year in which the Executive's employment is terminated.

3.    Section 3 of the Agreement is hereby amended and restated in its entirety as follows:

3. Term. Unless sooner terminated pursuant to Section 4 of this Agreement, and subject to the provisions of Section 5 and Section 6 hereof, the term of this Agreement (the "Term") shall commence as of the first day of fiscal year 2010 and shall continue until the date of the filing with the Securities and Exchange Commission of the Company's Form 10-K for fiscal year 2020.

Except as otherwise provided in this Fourth Amendment, the Agreement will continue as provided therein for the remaining term of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the date first above written.

DELTA APPAREL, INC.

By: /s/ Justin M. Grow
Name: Justin M. Grow
Title: Vice President of Administration and General Counsel

“Executive”

/s/ Robert W. Humphreys
Name: Robert W. Humphreys
Title: Chairman of the Board of Directors and Chief Executive Officer